Exhibit H-1

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-      )

Filing under the Public Utility Holding Company Act of 1935
________, 2000

The AES Corporation (70-___)

               The AES Corporation ("AES") has submitted an application to the Securities and Exchange Commission (the "Commission") for an order under Section 2(a)(7) of the Public Utility Holding Company Act of 1935 (the "Act") declaring that, under the circumstances described in the application, AES will not be a holding company under Section 2(a)(7) of the Act with respect to Florida Public Utilities Co. ("FPU"), a Florida corporation and a public utility company under the Act, even though for a brief period it may own indirectly approximately 9.9 percent of FPU's common stock. AES is a public utility holding company exempt from registration under Section 3(a)(5) of the Act. It believes that it is entitled to relief under Section 2(a)(7)(B) because under the circumstances and pursuant to the self-imposed ownership limitations described in the Application, AES will not be able to exercise control over FPU, and thus during the brief period in which it would own FPU common stock indirectly, such stock should not be deemed to be "voting securities" under Section 2(a)(17) of the Act. AES also believes that the circumstances surrounding its acquisition of an interest in FPU justify a finding that it would not be a holding under Section 2(a)(7) of the Act and a concomitant finding that it will not be an affiliate of FPU. AES maintains that for this reason, Section 9(a)(2) of the Act does not apply to its proposed acquisition of C.A. La Electricidad de Caracas, SACA ("EDC"), a Venezuelan electric utility holding company and Corporacion EDC, C.A. (together with EDC, the "Companies"). AES states that it has no interest in acquiring, or intention to acquire, a direct or indirect interest in FPU. However, in an attempt to thwart AES's plan to acquire an interest in the Companies, EDC acquired on June 2, 2000 9.9 percent of FPU's common stock. EDC has stated in a press release that because of this acquisition it believes that any person who already owns 5 percent or more of a U.S. public utility company must obtain Commission approval before acquiring 5 percent or more of EDC. AES requests relief under Section 2(a)(7) because it believes that such an action by EDC involves a misuse of the Act and serves to discourage transactions that Congress has authorized under the Act.